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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                         Commission File Number 0-21489

                       International Dispensing Corporation
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             (Exact name of registrant as specified in its charter)

                       1111 Benfield Boulevard, Suite 230
                          Millersville, Maryland 21108
                                 (410) 729-0125
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       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, par value $.001 per share
                           Class A Redeemable Warrants
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            (Title of each class of securities covered by this Form)

                                      None
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)  {X}        Rule 12h-3(b)(1)(i)   {X}

        Rule 12g-4(a)(1)(ii) { }        Rule 12h-3(b)(1)(ii)  { }

        Rule 12g-4(a)(2)(i)  { }        Rule 12h-3(b)(2)(i)   { }

        Rule 12g-4(a)(2)(ii) { }        Rule 12h-3(b)(2)(ii)  { }

                                        Rule 15d-6            { }

Approximate number of holders of record as of the certification or notice date:
Less than 200 persons
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     Pursuant to the requirements of the Securities and Exchange Act of 1934,
International Dispensing Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


     Date: May 28, 2003                  By: /s/ Gary Allanson
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                                             Gary Allanson
                                             Chief Executive Officer